Farmer Mac Closes $302.7 Million Securitization of Agricultural Mortgage-Backed Securities (AMBS)

WASHINGTON, D.C., October 14, 2021 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), a stockholder-owned, federally chartered corporation that provides a secondary market for a variety of loans made to borrowers in rural America with the intent of increasing the availability and affordability of credit for the benefit of rural America, announced today that it has completed a $302.7 million securitization of agricultural mortgage loans.
“We are proud to announce the closing of the FARM Series 2021-1 securitization, a newly-structured and syndicated agricultural mortgage-backed securitization (AMBS),” said President & Chief Executive Officer, Brad Nordholm. “The success of this transaction is evidence of Farmer Mac’s high-quality credit, strong balance sheet and consistent financial performance and the resilience of America’s farmers and ranchers. Developing this capital flow to agriculture producers exemplifies Farmer Mac’s core mission to improve credit availability in rural America while creating a well-received new investment opportunity for leading institutional investors.”
The mortgage pool for FARM Series 2021-1 consists of 384 agricultural mortgage loans with an aggregate outstanding principal balance of approximately $302.7 million. The loans in the pool were underwritten to Farmer Mac’s standards and acquired by Farmer Mac between July 2019 and December 2020. This inaugural deal included a $280.0 million senior tranche guaranteed by Farmer Mac and a $22.7 million unguaranteed subordinate tranche.
Credit Suisse Securities (USA) LLC acted as the sole structuring agent and bookrunner along with CastleOak Securities, L.P., as a selling group member. Dechert LLP served as legal advisor to Farmer Mac. Morgan, Lewis and Bockius LLP served as legal advisor to Credit Suisse (USA) LLC and CastleOak Securities, L.P.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, Farmer Mac provides financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from its low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac (including the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries

        (202) 872-7700
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